EXHIBIT 99.1

Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, CFO
(214) 630-8090
(800) 569-9200
ir@ffex.net

Frozen Food Express Industries, Inc.
Announces First Quarter Results

Dallas, Texas, April 26, 2007--Frozen Food Express Industries, Inc. (Nasdaq-GS: FFEX) today announced its financial and operating results for the three-month period ending March 31, 2007.

For the quarter ended March 31, 2007, revenue was $106.5 million, as compared to $123.6 million during the same quarter of 2006. Excluding fuel surcharge, revenue declined 13.9%, to $91.8 million from $106.6 million of the first quarter of 2006. Of this decline, $1.7 million related to trailer rental from disaster-relief efforts associated with the aftermath of Hurricanes Katrina and Rita during the 2006 quarter. There was no such revenue during the 2007 period.

Revenue from freight brokerage operations increased by 6.9% to $3.1 million as compared to $2.9 million for the first quarter of 2006.

FFEX incurred a net loss from continuing operations of $233 thousand as compared to net income from continuing operations of $2.1 million during the same quarter of 2006. First quarter 2007 net loss from continuing operations per share of common stock was $0.01 as compared to diluted net income from continuing operations of $0.11 per share for the first quarter of 2006. During 2006, FFEX incurred a loss from discontinued operations of $145 thousand, or $0.01 diluted net loss from discontinued operations per share of common stock.

Stoney M. (“Mit”) Stubbs, President and CEO commented, “Our financial results for the first quarter of 2007 are not surprising as we anticipated lower utilization levels in a buyer’s market for over-the-road freight transportation services. Our full-truckload services generated nearly 15% fewer linehaul loaded miles on relatively flat pricing. Utilization was also negatively impacted as our average length of haul was 38 miles less than it was at this point last year. Also, some of our direct operating costs were up from the same period last year.

“During the second quarter of 2006 we began to change our employee-driver compensation programs and the arrangements we have with our full-truckload independent contractor fleets. As a result, driver wages and certain costs associated with purchased transportation on a percent of revenue basis (net of fuel surcharge), were higher in the first quarter of 2007 as compared to the same quarter of 2006. The rising costs of diesel fuel throughout the first quarter of 2007 also contributed towards an increase in costs.

“On a positive note and as history tells us, there were favorable volume indicators in the later part of the quarter which is a sign that shipper’s inventory levels are starting to neutralize the effects of extra capacity in our niche as we head into the warmer months of the year.

“Regarding our LTL operation, we were able to counteract the impact of lower freight volumes through more effective use of yield management techniques. Tonnage was down 2% as was the number of LTL shipments. However, our tonnage on a per truck basis remained the same as during the first quarter of 2006. We adjusted our pricing in the short-run generating enough demand to make a positive contribution on equipment and some fixed overhead costs. As a result, revenue per hundredweight decreased by 4% to $14.81 from $15.43 during the same quarter of last year. We believe that as freight volumes pick up over the balance of the year we will be able to work with our customers to increase pricing levels. These plans are underway and we should see the effects in the second quarter.

“We are most encouraged by the results coming from our brokerage operation. Our three-year strategy calls for expansion of our core-business through building agent and brokerage relationships that will enhance our non-asset based business. Our brokerage operation for the quarter out-performed expectations both at the top-line and net margin level.”

Mr. Stubbs concluded, “I want to make it clear that we are making progress with our strategic initiatives. That, together with the increasing business levels we saw late in the quarter, help us be optimistic that we are headed in the right direction and are on track to improve shareholder value on the schedule we have previously communicated.”

Conference Call and Webcast
FFEX will hold a conference call on Friday, April 27, 2007 at 11:00 a.m. Eastern Time (10:00 a.m. Central Standard Time) to discuss the first quarter 2007 operating results. Individuals wishing to participate in the conference call may do so by dialing (800) 299-7089 for domestic calls, (617) 801-9714 for international calls and entering the passcode 87999071 prior to the beginning of the call. There will also be a live webcast of the conference call that can be accessed by clicking on the webcast icon at http://www.ffex.net. A replay of the webcast will be available on the company's website within two hours after conclusion of the call or by telephone at (888) 286-8010 for domestic calls and (617) 617-801-6888 for international calls after 12:00 p.m. Eastern Time (11:00 a.m. Central Standard Time) for 30 days following the live webcast. The passcode for the replay will be 79189427.

About FFEX
Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service - providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company's web site, http://www.ffex.net

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission.

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
For the Three Months Ended March 31,
(In thousands, except per-share amounts)
(Unaudited)
	2007	2006
Revenue	$106,508	$123,598
Costs and expenses
Salaries, wages and related expenses	32,055	33,988
Purchased transportation	24,408	28,316
Fuel	18,956	20,818
Supplies and expenses	13,416	15,325
Revenue equipment rent	7,518	7,956
Depreciation	5,162	5,183
Communications and utilities	1,020	1,086
Claims and insurance	3,030	3,995
Operating taxes and licenses	1,169	1,301
Gain on disposition of equipment	(522)	(634)
Miscellaneous expenses	964	2,775
	107,176	120,109
(Loss) income from continuing operations	(668)	3,489

Interest and other (income) expense
Interest expense	--	60
Interest income	(140)	(117)
Equity in earnings of limited partnership	(99)	(137)
Life insurance and other	27	(46)
	(212)	(240)
Pre-tax (loss) income from continuing operations	(456)	3,729
Income tax (benefit) expense	(223)	1,649
Net (loss) income from continuing operations	(233)	2,080
Loss from discontinued operations, net of tax	--	(145)
Net (loss) income	$(233)	$1,935
Net (loss) income from continuing operations per share of common stock
Basic	$(0.01)	$0.12
Diluted	$(0.01)	$0.11
Loss from discontinued operations per share of common stock
Basic	$--	$(0.01)
Diluted	$--	$(0.01)
Net (loss) income per share of common stock
Basic	$(0.01)	$0.11
Diluted	$(0.01)	$0.10
Weighted average shares outstanding
Basic	17,419	17,986
Diluted	17,419	18,896

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Operating Statistics For the Three Months Ended March 31, (Unaudited)

Freight revenue from [a]:	2007	2006
Full-truckload linehaul services	$52.7	$62.3
Dedicated Fleets	4.4	6.0
Total full-truckload	57.1	68.3
Less-than-truckload (“LTL”) services	30.4	32.4
Fuel surcharges	14.7	17.0
Freight brokerage	3.1	2.9
Equipment rental	1.2	3.0
Total freight revenue	106.5	123.6
Freight operating expenses	107.2	120.1
(Loss) income from freight operations	$(0.7)	$3.5
Freight operating ratio [b]	100.6%	97.2%

Total full-truckload revenue	$57.1	$68.3
LTL revenue	30.4	32.4
Total linehaul and dedicated fleet revenue	$87.5	$100.7
Weekly average trucks in service	2,160	2,301
Revenue per truck per week [c]	$3,151	$3,404
Statistical and revenue data:
Full-truckload total linehaul miles [d]	40.5	47.1
Full-truckload loaded miles [d]	36.4	42.7
Full-truckload empty mile ratio [e]	10.1%	9.3%
Full-truckload linehaul revenue per total mile	$1.30	$1.32
Full-truckload linehaul revenue per loaded mile	$1.45	$1.46
Full-truckload linehaul shipments [f]	39.3	44.3
Full-truckload loaded miles per shipment	926	964
LTL hundredweight [f]	2,053	2,100
LTL linehaul revenue per hundredweight	$14.81	$15.43

Tractors in service as of March 31	2,122	2,304
Trailers in service as of March 31	3,809	4,180
Non-driver employees as of March 31	973	999

Notes:
a)	Revenue amounts are stated in millions of dollars. The amounts presented in the table may not agree to the amounts shown in the accompanying statements of income due to rounding.
b)	Freight operating expenses divided by total freight revenue.
c)	Total linehaul and dedicated fleet revenue divided by number of weeks in period divided by average trucks in service.
d)	In millions.
e)	One minus the quotient of full-truckload loaded miles divided by full-truckload total linehaul miles.
f)	In thousands.

Other selected, unaudited, financial information for the three months ended March, 2007 and 2006 is as follows:	2007	2006
Depreciation and amortization expense	$6,344	$6,755